Exhibit 19

Glaukos Corporation

Policy on Insider Trading and Tipping

INTRODUCTION

In the normal course of business, officers, directors and employees of Glaukos Corporation (“Company”) may come into possession of material nonpublic information. This information is considered the property of the Company. In particular, if you are an insider under the law or covered by this Policy, you may not seek to profit from material nonpublic information by buying or selling securities yourself, or passing on the information to others to enable them to profit, or to enable them to profit on your behalf. The purpose of this Policy is both to inform you of your legal responsibilities in this area and to make clear to you that the misuse of sensitive information is contrary to Company policy and will be dealt with severely.

Material Nonpublic Information

What constitutes “material nonpublic information” is described generally below and is defined more specifically with additional examples in Section C of this Policy. For information to be “material,” it must be information that the typical investor would likely consider significant. It is important to keep in mind that material information need not be definitive or historical in nature. Material information may also include projections, forecasts or possible future events..

“Nonpublic” information is any information that has not been broadly disseminated to the investing public. Once the Company releases information through public channels (for instance, a press release), it may take a few additional days for it to be considered broadly disseminated.

Insider Trading Laws

Trading in securities on the basis of material nonpublic information is against the law. Insider trading violations are punishable under federal law by fines of as much as $5,000,000 and as many as 20 years in jail. In addition, the Securities and Exchange Commission (“SEC”) may seek a civil penalty of up to three times the profits made or losses avoided from illegal trading. Insiders who illegally trade also may need to disgorge any profits made and are often subjected to an injunction against future violation. Finally, insiders who illegally trade may be subjected to monetary liability in private lawsuits with other investors, which have become increasingly frequent in recent years.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law.

You should be aware that stock market surveillance techniques for public companies are becoming more sophisticated all the time, and the chance that federal authorities will detect and prosecute even a small level of trading is a significant one. The risk is simply not worth taking.

Trading and Tipping

As an officer, director or employee, you may not seek to benefit personally by buying or selling stock while in possession of material nonpublic information that you have learned as a result of your relationship with the Company. This rule applies, of course, to trading in the Company’s own securities (including Common Stock or options on stock). It also applies to trading in the securities of other companies if you learn something

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in the course of your employment or relationship with us that would reasonably be expected to affect the value of such securities. This may include material nonpublic information you learn about another company in the course of your relationship with the Company, such as a customer or supplier of the Company; for instance, if you learned that the Company was about to award a major contract to ABC Corporation, it would probably be an insider trading violation to buy ABC securities. This may also include material nonpublic information you learn in the course of your relationship with the Company that, while not directly about such other company, would reasonably be expected to impact the value of the other company’s securities; for instance, if you learn in the course of your employment that ABC Corporation is being acquired and you proceed to purchase shares of DEF Corporation, a competitor of ABC Corporation, based on an expectation that the acquisition of ABC Corporation will be material to DEF Corporation, you may be liable for an insider trading violation.

The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss or decline in value based on bad news). Keep in mind also that the mere fact that you are aware of material nonpublic information is enough to bar you from trading. It is no excuse that your reasons for trading were not based on that information.

Besides your obligation to refrain from trading while in possession of material nonpublic information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that might permit them to make a profit or avoid a loss. When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee provides the information. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others.

POLICY

Because insider trading liability operates as such a threat to both you and the Company, it is contrary to Company policy to engage in any activity that would be considered unlawful trading or tipping, whether in our own Company’s securities or the securities of another entity, with information gained as a result of your employment or relationship with the Company. Persons violating this Policy will be subject to sanctions up to and including immediate termination of employment.

A.Scope

1.Persons Covered

This Policy covers all directors, officers and employees of the Company and its subsidiaries, their immediate family members sharing the same household and any entities such as trusts, partnerships, or corporations over which they have or share voting or investment control (collectively referred to as “Insiders”). The term “immediate family members” shall mean any children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings, or any relationships as a result of marriage, and shall include adoptive relationships. This Policy also applies to any outsiders such as consultants and contractors whom the Company may designate as Insiders from time to time because they have access to material nonpublic information concerning the Company. As a director, officer or employee of the Company, you are responsible for transactions in Company securities by your immediate family members sharing your same household and each entity over which you or any of your immediate family members have or share voting or investment control. You should make all such persons aware of the need to confer with you before they trade in Company securities and you should treat all such transactions for purposes of the Company’s policies on insider trading and applicable securities laws as if the transactions were for your own account.

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2.Transactions Covered

This Policy applies to any and all transactions in the Company’s securities, including its Common Stock and options to purchase Common Stock, and any other type of securities that the Company may issue, such as preferred stock, bonds, debentures and warrants, as well as to exchange-traded options or other derivative securities.

3.Acknowledgement and Agreement to Comply

This Policy is being delivered to all directors, officers, employees and designated outsiders and will be delivered to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company and/or its subsidiaries. Upon first receiving a copy of this Policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with this Policy’s terms.

B.Insider Trading Compliance Officer

The Company has designated the General Counsel of the Company as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by the Insiders identified on Schedule B in accordance with the procedures set forth in Section D.

The Chief Executive Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

C.Definition of “Material Nonpublic Information”

1.“Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily could be considered material depending upon the facts and circumstances of the situation, including, without limitation, the probability of an event occurring and the impact the information could have on the Company as a whole. If you have any questions as to whether information should be considered “material”, you should consult with the Compliance Officer.

●	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
●	Company projections and strategic plans.
●	Potential mergers and acquisitions or the sale of Company assets.
●	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
●	Major discoveries or significant changes or developments in products or product lines, research or technologies, including, without limitation, clinical trial results and the receipt, denial or change in status of FDA approvals and clearances relating to the Company’s products.

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●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
●	Significant pricing changes.
●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●	Purchases or redemptions of the Company’s own securities.
●	Significant changes in senior management.
●	Significant labor disputes or negotiations.
●	Actual or threatened major litigation or the resolution of such litigation.
●	Exclusive license and other patent agreements.
●	Capital investment plans and changes in such plans.
●	A significant cybersecurity incident or other significant disruption in the Company’s operations due to a breach or unauthorized access of the Company’s information technology infrastructure.

2.“Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services or financial news services. For the purposes of this Policy, information generally will be considered public, i.e., no longer “nonpublic,” one full trading day after the Company’s widespread public release of the information. For purposes of this Policy, “trading day” means a day on which national stock exchanges, including the New York Stock Exchange, are open for trading.

3.Consult the Compliance Officer for Guidance

Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

D.Trading Policy and Procedures

1.Prohibited Activities

Except as permitted under Sections D.3 or D.4 below:

(a)No Insider may trade in Company securities while possessing material nonpublic information concerning the Company. Persons possessing such information may not trade in Company securities until (i) one full trading day after the Company’s widespread public release of the information or (ii) such information is no longer considered material nonpublic information (e.g., due to the passage of time or a change in circumstances). If you have any questions regarding whether information you possess is considered material nonpublic information, you should consult the Compliance Officer.

(b)No Insider identified on Schedule A to this Policy may trade in Company securities during the Company’s quarterly blackout periods, which commence each quarter beginning fifteen days prior to the

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end of the next fiscal quarter (i.e., March 16, June 15, September 15 and December 16) and end after one full trading day following the date of public disclosure of the Company’s financial results for the corresponding fiscal quarter or fiscal year.

(c)No Insider, if designated by the Compliance Officer, may trade in Company securities during any special trading blackout periods designated by the Compliance Officer or the Board of Directors. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section D.2 below.

(d)No Insider may disclose to any outside third party that a special trading blackout period has been designated (regardless of whether such Insider is subject to the special trading blackout period).

(e)No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders in advance of the widespread public release of such information, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

(f)No Insider may give trading advice of any kind about the Company to anyone, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from ever giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

(g)If an Insider becomes aware of material nonpublic information concerning another public company that the Insider learned as a result of the Insider’s service or other relationship with the Company, the Insider may not (i) trade in the securities of that company while possessing such material nonpublic information concerning that company, (ii) “tip” or disclose such material nonpublic information concerning the other company to anyone, or (iii) give trading advice of any kind to anyone concerning the other company while possessing such material nonpublic information about that company.

(h)No Insider may engage in a short sale of the Company’s securities. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and may reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales.

(i)No Insider may pledge shares as collateral for a loan or margin Company securities in a margin account.

(j)No Insider may purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

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2.Preclearance of Trades by Certain Insiders

Except as permitted under Sections D.3 or D.4 below:

(a)To avoid even the appearance of an improper transaction and given their position in the Company, in addition to the other provisions of this Policy, the Insiders identified on Schedule B to this Policy may not trade in Company securities unless and until:

(i)such Insider has notified the Compliance Officer in writing of the amount and nature of the proposed trade;

(ii)such Insider has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company; and

(iii)the Compliance Officer has precleared the trade.

(b)the Compliance Officer may not trade in Company securities unless the trade has been precleared by the Chief Executive Officer or Chief Financial Officer, in consultation with the Company’s inside or outside legal counsel, in accordance with the same procedures set forth in Section D.2(a) above.

(c)The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by an Insider, including hardship applicants. The Compliance Officer may reject any trading requests in his or her sole and reasonable discretion.

3.“Trading in” Company Securities

For purposes of this Policy, “trading in” or a “trade in” Company securities includes all purchases or sales of Company securities, including:

●	Buying or selling Company securities on the open market;
●	Selling shares of Company stock on the open market that were acquired upon the exercise of stock options or to satisfy the exercise price or any tax withholding obligation related to such exercise (including pursuant to a broker-assisted cashless exercise); and
●	Selling shares of Company stock on the open market acquired pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”).

In addition, because a disposition of Company securities by gift could create insider trading concerns under some circumstances if the donor is aware of material, nonpublic information at the time of the transaction, all dispositions of Company stock via a bona fide gift transaction (including charitable donations and transfers for estate planning purposes) should be treated as a “trade in” the Company securities and subject to all of the provisions of this Policy that prohibit trading in Company securities if the Insider is in possession of material nonpublic information concerning the Company or subject to a blackout period under this Policy, unless otherwise approved by the Compliance Officer. In addition, all gifts by the Insiders identified on Schedule B to this Policy are subject to the preclearance requirements set forth in Section D.2 above.

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Notwithstanding the foregoing, “trading in” or a “trade in” Company securities does not include:

●	The vesting of restricted stock or restricted stock unit awards;
●	The Company’s withholding or reacquisition of shares of Company stock to satisfy a tax withholding obligation in connection with the vesting of restricted stock or restricted stock unit awards;
●	Exercising, but not selling, Company stock options;
●	The acquisition of Company stock in the ESPP;
●	Acquisitions of Company securities via a bona fide gift;
●	Trades in Company securities pursuant to a Rule 10b5-1 trading plan adopted as provided in Section D.4 below.

In addition, for purposes of this Policy, the Company considers sell-to-cover transactions solely for the purpose of paying withholding taxes upon the vesting and delivery of restricted stock units to be exempt from this Policy if such sale is required by the Company in accordance with the terms of the equity award and not upon the directive of the employee.

4. 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) provides an affirmative defense to allegations of insider trading liability for trading plans that meet the requirements of Rule 10b5-1. It is the Company’s policy that no Insider is permitted to establish a Rule 10b5-1 trading plan unless, in consultation with the Company’s inside or outside legal counsel, the Compliance Officer or the Board of Directors have authorized such a trading plan in advance and such trading plan complies with the Company’s 10b5-1 Trading Plan Policy and the requirements of Rule 10b5-1. The trading prohibitions and restrictions of this Policy do not apply to transactions in the Company’s securities made through an authorized Rule 10b5-1 trading plan.

5.Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

E.Violations

1.Disciplinary Sanctions

Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

2.Reporting Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance

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Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s inside or outside legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the appropriate governmental authority.

F.Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

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SCHEDULE A

Glaukos Corporation (the “Company”)

Policy on Insider Trading and Tipping (the “Policy”)

Insiders subject to quarterly blackout period under Section D.1(b)

of the Policy

1.	All Corporate directors and Sec. 16 Officers
2.	All direct reports to the CEO who regularly attend the CEO’s senior team meetings
3.	All Investor Relations department members
4.	All Corporate Strategy & Development department members
5.	All Finance department members with the title of Vice President, Senior Director, Director, Controller, Senior Manager and Accounting Manager
6.	All Regional Vice Presidents and U.S. Sales department members with the title of Senior Director, Senior Manager, and Sales Directors, excluding Commercial Training personnel
7.

All Commercial department members with the title of Vice President, Commercial; Vice President, Global Marketing; Vice President, Global Medical Affairs; Franchise Head; and Global Sales Operations personnel

8.	All members of the Internal Audit department
9.	All members of the Business Systems department with the title of Manager or above
10.	All attorneys in the Legal department
11.	Such other employees as determined from time-to-time by the Compliance Officer

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SCHEDULE B

Glaukos Corporation (the “Company”)

Policy on Insider Trading and Tipping (the “Policy”)

Insiders subject to mandatory preclearance of trades under Section D.2(a) of the Policy

1.All Corporate directors and Sec. 16 Officers

2.All direct reports to the CEO who regularly attend the CEO’s senior team meetings

3.Vice President, Finance

4.Controller

5.Head of Investor Relations

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Glaukos Corporation

10b5-1 Trading Plan Policy

Purpose

Federal securities laws prohibit trading securities of a public company while in possession of material non-public information.

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, provides an affirmative defense against allegations of insider trading if the transactions occur under a trading plan which complies with the requirements of Exchange Act Rule 10b5-1 (a “Trading Plan”) and is adopted in good faith at a time when the person is not in possession of material non-public information, provided the person acts in good faith with respect to the Trading Plan.

This 10b5-1 Trading Plan Policy (the “Trading Plan Policy”) has been established by the Board of Directors of Glaukos Corporation (the “Company”) to:

●	set forth the Company’s policy regarding the adoption, modification and termination of Trading Plans with respect to the Company’s securities, the required terms of Trading Plans, and who is eligible to adopt a Trading Plan; and
●	assist the Company’s employees, officers and directors who are eligible to adopt Trading Plans to meet the requirements of the affirmative defense created by Rule 10b5-1.

Scope

All Trading Plans adopted by eligible persons are required to comply with this Trading Plan Policy.

10b5-1 Trading Plans – Eligibility and Rule 10b5-1 Requirements

1.Eligibility to Adopt Trading Plans. Trading Plans may be adopted by members of the Board of Directors of the Company and by any employee of the Company, subject to the terms hereof, including without limitation the requirement that such eligible persons use only brokers and template agreements that are pre-approved by the Company’s Legal Department (see below).

2.Rule 10b5-1 Requirements for a Trading Plan. A Trading Plan must meet the following requirements under Rule 10b5-1:

1)	The Trading Plan must be adopted when the person is not in possession of material non-public information concerning the Company.
2)	The Trading Plan must be “entered into in good faith,” and not as part of a plan or scheme to evade the general prohibition against trading on the basis of material non-public information.

3)	The person must “act in good faith” with respect to the Trading Plan throughout its duration.

4)	The Trading Plan must be in the form of a binding written plan or contract.

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5)

The Trading Plan must specify the amount of securities to be traded, the prices and the dates of transactions or a written algorithm or formula for determining the amounts, prices, and dates of transactions.

6)

After a Trading Plan is adopted, any purchases or sales of securities covered by the Trading Plan must be in compliance with the Trading Plan and the person adopting the Trading Plan may not exercise any subsequent influence over how, when, or whether to make purchases or sales of those securities or enter into or alter a corresponding or hedging transaction or position to account for his or her planned purchases or sales of those securities under the Trading Plan. Any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must have not been aware of material nonpublic information about the Company or its securities when doing so.

7)

Contain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and applicable rules and regulations promulgated by the Securities and Exchange Commission as in effect from time to time.

Required Terms for Trading Plans and Procedures for Adoption

In addition to the Rule 10b5-1 requirements for Trading Plans specified above, the following requirements will apply to all Trading Plans, as well as any additional terms and conditions as the Company may from time to time require:

1)

Pre-Clearance, Form and Broker. All Trading Plans must be approved by the Company’s Legal Department or his/her designee. The Company reserves the right to clear or not clear any proposed Trading Plan in its sole and absolute discretion. Eligible persons will be required to use brokers and template agreements that have been pre-approved by the Company’s Legal Department. Approval of a Trading Plan will be valid for five trading days following the day on which it is approved. If the Trading Plan is not adopted within such five-day period, the Trading Plan must be resubmitted for approval again before it can be adopted. Please note that the Company’s clearance of a Trading Plan does not in any way constitute the rendering of financial, tax or legal advice to the person establishing a Trading Plan or a representation or warranty that the Trading Plan is valid under Rule 10b5-1. It is the responsibility of the person adopting the Trading Plan to ensure compliance with Rule 10b5-1. Any person adopting a Trading Plan should consult with his or her personal financial, tax and legal advisors, as he or she deems appropriate or necessary.

2)

Timing Requirements. In order to help ensure that Trading Plans are adopted when persons are not in possession of material non-public information and that Trading Plans are not designed to take advantage of material non-public information, the following requirements shall apply:

➢	Trading Plans may not be adopted during a blackout period under the Company’s Insider Trading Policy or when a person is aware of any material non-public information about the Company or its securities. The Trading Plan must include a written representation stating that the person is not aware of any material non-public information at the time that the Trading Plan is adopted and that the Trading Plan is intended to comply with the requirements of Rule 10b5-1.
➢	Each Trading Plan must provide for a cooling-off period prior to the commencement of trading. The first trade under a newly-adopted Trading Plan shall not occur until the later of (1) 90 days after the adoption of the Trading Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K relating to the fiscal quarter in which the Trading Plan was adopted (but no longer than 120 days following adoption of the Trading Plan (such period, the “cooling-off period”).

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➢	The Company will assess whether there is material non-public information that has not been publicly disclosed at the time a person wishes to enter into a Trading Plan. If there is any such undisclosed information, the Company may delay its approval of the Trading Plan until the information has been disclosed.
➢	In the event of a modification or change to the amount, price or timing of a trade under a Trading Plan, a new cooling-off period as described above will be required between such modification or change and the first possible transaction under such revised Trading Plan or any new Trading Plan.
3)	Term. A Trading Plan must have a minimum term of 6 months.

4)

Termination of, or Amendments to, a Trading Plan. Because a Trading Plan cannot be entered into as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, a Trading Plan should be adopted with the intention that it will not be terminated, amended or modified, since changes to a Trading Plan may raise issues as to an individual’s good faith. For this reason, although amendments to, and early terminations of, a Trading Plan are not prohibited, any amendment or termination of a Trading Plan is subject to pre-clearance by the General Counsel or his/her designee and the following additional requirements:

➢	the Trading Plan may not be amended during a blackout period or when a person is aware of material non-public information concerning the Company or its securities;
➢	the Trading Plan may not be amended more than once during its term;
➢	any modification or change to the amount, price or timing of a trade under the Trading Plan constitutes the termination of the Trading Plan and the adoption of a new Trading Plan on such modified terms, and must satisfy all of the requirements for a Trading Plan set forth herein as if such modification constituted the adoption of a new Trading Plan, including a cooling-off period prior to commencement of trading under the modified Trading Plan; and
➢	if a person terminates a Trading Plan during its term, a new Trading Plan must satisfy all of the requirements for a Trading Plan set forth herein, including a cooling-off period prior to commencement of trading under the new Trading Plan.
5)

Multiple Trading Plans. Unless otherwise permitted by Rule 10b5-1, a person may not have in effect more than oneTrading Plan providing for the open market purchase or sale of Company securities; provided, however, that a person may adopt a second Trading Plan in compliance with this Trading Plan Policy to take effect upon the expiration of his or her current Trading Plan, or such other date as may be required by Rule 10b5-1 of the Exchange Act.

6)

Limitation on Single-Trade Plans. No person may adopt a Trading Plan that is designed to effect the open-market purchase or sale of securities in a single transaction if such person has adopted another Rule 10b5-1 trading plan contemplating only a single transaction within the prior 12 months.

7)

Trading Plans for Sell-to-Cover Transactions. Trading Plans that provide solely for sales necessary to cover tax withholding obligations arising exclusively from the vesting of compensatory awards are exempt from this Policy’s restrictions on Multiple Trading Plans and Single-Trade Plans, provided the person does not otherwise exercise control over the timing of such sales.

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8)

Certification. Trading Plans adopted by directors and officers must include a representation in the Trading Plan certifying that, on the date of the adoption of the Trading Plan, such director or officer is not aware of material nonpublic information about the Company or its securities and such director or officer is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Rule 10b-5 thereunder.

9)

Stock Ownership Policy. For any person subject to the Company’s Stock Ownership Policy, the Trading Plan must be structured to comply with any applicable share ownership or retention requirements under such policy.

10)	Disclosure of Trading Plans.

➢	The Company reserves the right to publicly disclose that any person has entered into a Trading Plan (by press release, web site posting, or other means of disclosure).
➢	Each quarter, the Company is required to publicly disclose whether directors or certain officers have adopted or terminated Trading Plans during the quarter covered by such periodic report (or the fourth quarter in the case of an annual report on Form 10-K) and provide a description of the material terms of each Trading Plan, including the name of the director or officer, the date of adoption or termination, the duration and the aggregate number of securities to be purchased or sold (however, the price at which the person executing the Trading Plan is authorized to trade does not need to be publicly disclosed).
11)	Reporting Requirements.
➢	A Trading Plan must contain procedures to ensure prompt compliance with (1) any reporting requirements under Exchange Act Section 16, (2) SEC Rule 144 or Rule 145 relating to any sales under the Trading Plan, and (3) any suspension of trading or other trading restrictions that the Company imposes on sales under an approved Trading Plan, including in connection with a distribution by the Company of securities, including lock up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time). Compliance with these rules is ultimately the responsibility of each person, not the Company.
➢	If transactions are made under a Trading Plan, any required Form 4, Form 5 and Form 144 filings filed with respect to such transactions must expressly indicate that the transactions were made pursuant to a Trading Plan.

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